As filed with the Securities and Exchange Commission on April 17, 2015

Registration No. 333-194411

Registration No. 333-179289

Registration No. 333-153104

Registration No. 333-148831

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-194411

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-179289

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-153104

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-148831

UNDER

THE SECURITIES ACT OF 1933

Paramount Gold and Silver Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-3690109
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

665 Anderson Street

Winnemucca, Nevada 89445

(775) 625-3600

(Address of principal executive offices)

Casey M. Nault

Senior Vice President, General Counsel and Secretary

Coeur Mining, Inc.

104 S. Michigan Avenue, Suite 900

Chicago, Illinois 60603

(312) 489-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven Shoemate

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

(212) 351-3879

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) of the Securities Act, check the following box  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box  ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filed, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Paramount Gold and Silver Corp. (the “Company”) on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-194411, registering up to $90,000,000 aggregate value of the Company’s common stock, preferred stock, depositary shares, warrants and units of the Company;

•	Registration Statement No. 333-179289, registering up to $90,000,000 aggregate value of the Company’s common stock, warrants and units of the Company;

•	Registration Statement No. 333-153104, registering up to $80,000,000 aggregate value of the Company’s common stock and warrants to purchase shares of common stock of the Company; and

•	Registration Statement No. 333-148831, registering 1,000,000 shares of common stock of the Company and 1,000,000 shares of common stock of the Company underlying warrants to purchase shares of common stock of the Company.

On April 17, 2015, pursuant to the Agreement and Plan of Merger among Coeur Mining, Inc. (“Coeur”), the Company, Hollywood Merger Sub, Inc. and Paramount Nevada Gold Corp., a wholly owned subsidiary of the Company that was subsequently merged with and into its direct subsidiary, Paramount Gold Nevada Corp., Hollywood Merger Sub, Inc. merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Coeur (the “Merger”). At the effective time of the Merger, each outstanding share of the Company’s common stock (other than shares owned by the Company, Coeur or Merger Sub, which were cancelled) was converted into the right to receive 0.2016 shares of common stock of Coeur, with cash paid in lieu of fractional shares.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on April 17, 2015.

PARAMOUNT GOLD AND SILVER CORP.

By:	/s/ Mitchell J. Krebs
Name:	Mitchell J. Krebs
Title:	Chairman, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

Principal Executive Officer

/s/ Mitchell J. Krebs Mitchell J. Krebs	Chairman, President and Director	April 17, 2015

Principal Financial Officer

/s/ Peter C. Mitchell Peter C. Mitchell	Vice President and Director	April 17, 2015

Principal Accounting Officer

/s/ Mark Spurbeck Mark Spurbeck	Vice President	April 17, 2015

/s/ Frank L. Hanagarne, Jr. Frank L. Hanagarne, Jr.	Vice President and Director	April 17, 2015